                                                                      EXHIBIT 12

                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                   YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------------
                   (DOLLARS IN THOUSANDS)                        1989         1990         1991          1992          1993
- ------------------------------------------------------------  -----------  -----------  -----------  ------------  ------------
Income (loss) before cumulative effects of accounting
 changes....................................................  $   285,828  $    95,420  $   (49,149) $   (169,910) $   (319,185)
Income tax provision (credit)...............................      195,201       92,786       31,106       (59,424)     (147,700)
Minority interest in consolidated subsidiaries..............          821        5,863        5,799         5,319         3,572
Preferred stock dividend requirements of majority owned
 subsidiary.................................................       (2,810)      (3,852)      (5,826)       (4,713)       (5,629)
Undistributed (earnings) loss of non-consolidated
 subsidiaries...............................................         (226)        (611)       5,360         6,009        13,260
Capitalized interest........................................      (56,820)     (64,815)     (81,926)      (47,395)      (10,779)
                                                              -----------  -----------  -----------  ------------  ------------
                                                                  421,994      124,791      (94,636)     (270,114)     (466,461)
                                                              -----------  -----------  -----------  ------------  ------------
                                                              -----------  -----------  -----------  ------------  ------------
Fixed charges:
  Interest charges (expensed and capitalized), amortization
    of debt discount and debt fees on all indebtedness......      408,576      487,631      479,732       433,518       437,466
  Interest cost portion of rental expenses (33 1/3%)........       20,666       25,379       26,890        27,822        27,463
  Preferred stock dividend requirements of majority owned
    subsidiary..............................................        2,810        3,852        5,826         4,713         5,629
                                                              -----------  -----------  -----------  ------------  ------------
      Total fixed charges...................................      432,052      516,862      512,448       466,053       470,558
                                                              -----------  -----------  -----------  ------------  ------------
                                                              -----------  -----------  -----------  ------------  ------------
Earnings before income taxes, undistributed (earnings) loss
 of non-consolidated subsidiaries, minority interest and
 fixed charges (excluding capitalized interest).............  $   854,046  $   641,653  $   417,812  $    195,939  $      4,097
                                                              -----------  -----------  -----------  ------------  ------------
Ratio of earnings to fixed charges..........................          2.0          1.2           (C)           (B)           (A)
                                                              -----------  -----------  -----------  ------------  ------------
                                                              -----------  -----------  -----------  ------------  ------------

- ---------
(A) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $466.5 million. Earnings for 1993 included a non-recurring pretax gain of $35.4 million from the sale of the Company's 49 percent equity interest in Empaques de Carton Titan, S.A. ("Titan"). If such a non-recurring event had not occurred, earnings would have been insufficient to cover fixed charges by $501.9 million.
(B) The Company's earnings for the year ended December 31, 1992 were insufficient to cover fixed charges by $270.1 million.
(C) The Company's earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $94.6 million. Earnings for 1991 included a non-recurring pretax gain of $41.8 million associated with the settlement and termination of a Canadian supply contract and a non-recurring pretax gain of $17.5 million relating to an involuntary conversion at the Company's Missoula, Montana mill. If such nonrecurring events had not occurred, earnings would have been insufficient to cover the fixed charges by $153.9 million.

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